Exhibit 15.1

AUDITOR’S ACKNOWLEDGMENT

We acknowledge the incorporation by reference in Prairie Operating Co.’s (“Prairie”) Registration Statement No. 333-282730 on Form S-3 of our independent auditor’s review report dated February 6, 2025 related to our review of the combined statement of revenues and direct operating expenses of certain oil and natural gas properties of Bayswater Resources, LLC, Bayswater Fund III-A, LLC, Bayswater Fund III-B, LLC, Bayswater Fund IV-A, LP, Bayswater Fund IV-B, LP, and Bayswater Fund IV-Annex, LP for the nine month periods ended September 30, 2024 and 2023 and the related notes to the combined financial statement appearing in this Current Report on Form 8-K of Prairie.

Denver, Colorado

/s/ Plante & Moran, PLLC
February 6, 2025